    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON April 30, 1999

                                                       REGISTRATION NO.___-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                        VOICESTREAM WIRELESS CORPORATION
             (Exact name of registrant as specified in its charter)

               Washington                                      91-1956183
    (State or other jurisdiction of                         (I.R.S. Employer
     incorporation or organization)                        Identification No.)

                             3650 131st Avenue S.E.
                           Bellevue, Washington 98006
                                 (425) 653-4600
    (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                   1999 MANAGEMENT INCENTIVE STOCK OPTION PLAN
                              (Full title of plan)

              Alan R. Bender, Esq.                             Copy to:
           Executive Vice President,                   G. Scott Greenburg, Esq.
         General Counsel and Secretary                   Mark S. Britton, Esq.
        VoiceStream Wireless Corporation               Preston Gates & Ellis LLP
             3650 131st Avenue S.E.                      5000 Columbia Center
           Bellevue, Washington 98006                      701 Fifth Avenue
                 (425) 653-4600                        Seattle, Washington 98104
                                                            (206) 623-7580
    (Name, address, including ZIP code, and
     telephone number, including area code,
             of agent for service)


================================================================================================
                                                                Maximum
Title of securities     Amount to be     Maximum offering   aggregate offering     Amount of
  to be registered     registered (1)    price per unit (2)     price (2)      registration fee
------------------------------------------------------------------------------------------------
Common Stock, no
par value no par
value per share       7,600,000 shares        $4.05           $30,780,000           $8,557
================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

(2) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(h) of the Act, based upon the book value of each share of Common Stock of the Registrant at December 31, 1998 and based on an estimated 95,541,633 shares outstanding at April 30, 1999.

                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by VoiceStream Wireless Corporation (the "Company") are incorporated herein by reference:

        (a) The Company's Registration Statement on Form 10/A filed on April 13, 1999 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which contains audited financial statements from the Company's latest fiscal year for which such statements have been filed, including any amendment or report filed for the purpose of updating such Registration Statement.

        (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's document referred to in (a) above.

        (c) The description of the Company's Common Stock, no par value per share (the "Common Stock") contained in the document referred to in (a) above, including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

        Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

        Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

        Legal matters in connection with the securities registered hereby were passed upon by Preston Gates & Ellis LLP, Seattle, Washington. Partners and attorneys employed by such firm will beneficially own less than 30,000 shares of common stock of the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 23B.08.510 of the Revised Code of Washington authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Company's Articles of Incorporation and Bylaws require indemnification of the Company's officers and directors to the fullest extent permitted by Washington law. The Company also maintains director's and officer's liability insurance.

        The Company's Bylaws and Articles of Incorporation provide that the Company shall, to the full extent permitted by the Business Corporation Act of the State of Washington, as amended from time to time, indemnify all directors and officers of the Company. In addition, the Company's Articles of Incorporation contain a provision eliminating the personal liability of directors to the Company or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Revised Code of Washington (which section relates to unlawful distributions) or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.

        The Company will enter into separate indemnification agreements with each of its directors and executive officers, which agreements shall be separate from any employment agreement between any such executive officer and the Company or Western Wireless Corporation, as the case may be, and which shall supersede prior indemnification agreements entered into by Western Wireless Corporation with its directors and officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

ITEM 8.  EXHIBITS

  EXHIBIT                                  DESCRIPTION
  -------                                  -----------
    4.1      --    VoiceStream Wireless Corporation, 1999 Management Incentive
                   Stock Option Plan
    5.1      --    Opinion of Preston Gates & Ellis LLP
   23.1      --    Consent of Preston Gates & Ellis LLP (see Exhibit 5.1)
   23.2      --    Consent of Arthur Andersen LLP
   24.1      --    Powers of Attorney

ITEM 9.  UNDERTAKINGS

        (a)    The registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on this 30th day of April, 1999.

                                        VOICESTREAM WIRELESS CORPORATION



                                        By         /s/ Alan R. Bender
                                            ------------------------------------
                                                      Alan R. Bender
                                              Executive Vice President, General
                                                  Counsel and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 30th day of April, 1999.


            SIGNATURE                                       TITLE
            ---------                                       -----
        /s/  John W. Stanton                Chairman, Chief Executive Officer and
-----------------------------------         Director (Principal Executive Officer)
         John W. Stanton

                                            Executive Vice President - Finance,
        /s/  Cregg B. Baumbaugh             Strategy and Development (Principal
-----------------------------------         Financial Officer)
        Cregg B. Baumbaugh

        /s/  Patricia L. Miller             Vice President, Controller and
-----------------------------------         Principal Accounting Officer
        Patricia L. Miller

               *                            Director
-----------------------------------
        John L. Bunce, Jr.

               *                            Director
-----------------------------------
        Mitchell R. Cohen

               *                            Director
-----------------------------------
         Daniel J. Evans

               *                            Director
-----------------------------------
           Canning Fok

               *                            Director
-----------------------------------
          Donald Guthrie

               *                            Director
-----------------------------------
        Jonathan M. Nelson

               *                            Director
-----------------------------------
        Terence M. O'Toole

               *                            Director
-----------------------------------
          Hans R. Snook

               *                            Director
-----------------------------------
       Robert R. Stapleton

*By     /s/  Alan R. Bender
   --------------------------------
          Alan R. Bender
         Attorney-in-Fact

             INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8


  EXHIBIT                                  DESCRIPTION
  -------                                  -----------
    4.1      --    VoiceStream Wireless Corporation, 1999 Management Incentive
                   Stock Option Plan
    5.1      --    Opinion of Preston Gates & Ellis LLP
   23.1      --    Consent of Preston Gates & Ellis LLP (see Exhibit 5.1)
   23.2      --    Consent of Arthur Andersen LLP
   24.1      --    Powers of Attorney